Exhibit 10.23

FORM OF TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT dated as of                      , 2011, is made and entered into by Bruker Corporation, a Delaware corporation (“Bruker”), Bruker Energy & Supercon Technologies, Inc., a Delaware corporation (“BEST”), and the BEST Affiliates.

RECITALS

WHEREAS, Bruker is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and of combined groups as defined under similar laws of state and local jurisdictions, and BEST and the BEST Affiliates are or were members of such groups; and

WHEREAS, the groups of which Bruker is the common parent and BEST and the BEST Affiliates are or were members have filed or intend to file Consolidated Returns and Combined Returns; and

WHEREAS, BEST has completed an initial public offering (“IPO”), pursuant to which it issued shares of common stock and as a result of such issuance of shares of common stock there may be one or more Deconsolidations with respect to certain of the Combined Groups and the Consolidated Group; and

WHEREAS, Bruker and BEST desire to provide for the allocation of liabilities, procedures to be followed, and other matters with respect to certain taxes for taxable periods beginning on or after January 1, 2011.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.         DEFINITIONS

1.1.          “AUDIT” includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such proceeding relating to Taxes, whether administrative or judicial.

1.2.          “BEST AFFILIATE” means any corporation or other entity directly or indirectly owned or controlled by BEST, which is includible in the BEST Group.

1.3.          “BEST GROUP” means the affiliated group of corporations as defined in Section 1504(a) of the Code, or similar group of entities as defined under similar state and local laws, including BEST and the BEST Affiliates, of which BEST is deemed to be the common parent, and any corporation or other entity which may have been, may be or may become a member of such group from time to time.

1.4.          “BEST GROUP COMBINED TAX LIABILITY” means, with respect to any taxable year, the BEST Group’s liability for Non-Federal Combined Taxes, as determined under Section 2.3 of this Agreement.

1.5.          “BEST GROUP FEDERAL INCOME TAX LIABILITY” means, with respect to any taxable year, the BEST Group’s liability for Federal Income Taxes as determined under Section 2.2 of this Agreement.

1.6.          “BRUKER GROUP” means the affiliated group of corporations as defined in Section 1504(a) of the Code, or similar group of entities as defined under similar state and local laws, including Bruker and the Bruker Affiliates other than members of the BEST Group, of which Bruker is deemed to be the common parent, and any corporation or other entity which may have been, may be or may become a member of such group from time to time other than members of the BEST Group.

1.7.          “COMBINED GROUP” means a group of corporations or other entities that files a Combined Return.

1.8.          “COMBINED RETURN” means any Tax Return with respect to Non-Federal Taxes filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein one or more members of the BEST Group join in the filing of a Tax Return with any member of the Bruker Group that is not also a member of the BEST Group.

1.9.          “CONSOLIDATED GROUP” means the affiliated group of corporations within the meaning of Section 1504(a) of the Code of which Bruker is the common parent that filed a Consolidated Return.

1.10.        “CONSOLIDATED RETURN” means any Tax Return with respect to Federal Income Taxes filed by Bruker and its subsidiaries pursuant to Section 1501 of the Code.

1.11.        “DECONSOLIDATION” means any event pursuant to which the BEST Group ceases to be includible in the Consolidated Group or a Combined Group, determined separately with respect to the Consolidated Group and each Combined Group.

1.12.        “DECONSOLIDATION DATE” means the close of business on the day on which a Deconsolidation occurs, determined separately with respect to the Consolidated Group and each Combined Group.

1.13.        “ESTIMATED TAX INSTALLMENT DATE” means the installment due dates prescribed in Section 6655(c) of the Code, and under similar laws, if any, of other jurisdictions.

1.14.        “FEDERAL INCOME TAXES” means any tax imposed under Subtitle A of the Code, including any interest, additions to tax, or penalties applicable thereto, and any other income-based United States federal taxes which are hereinafter imposed upon corporations.

1.15.        “FINAL DETERMINATION” means (a) the final resolution of any tax (or other matter) for a taxable period, including any related interest or penalties, that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including (1) the expiration of a statute of limitations (giving effect to any extension, waiver or mitigation thereof) or a period for the filing of claims for refunds, amended returns, appeals from adverse determinations, or recovering any refund (including by offset), (2) a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable, (3) a closing agreement or an accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under laws of other jurisdictions, (4) execution of an Internal Revenue Service Form 870 or 870AD, or comparable form under the laws of other jurisdictions (excluding, however, any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency), or (5) any  allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset) or (b) the payment of tax by any member of the Consolidated Group or Combined Group with respect to any item disallowed or adjusted by a Tax Authority, provided that Bruker determines that no action should be taken to recoup such payment.

1.16.        “NON-FEDERAL COMBINED TAXES” means any Non-Federal Taxes with respect to which a Combined Return is filed.

1.17.        “NON-FEDERAL SEPARATE TAXES” means any Non-Federal Taxes that are not Non-Federal Combined Taxes.

1.18.        “NON-FEDERAL TAXES” includes all U.S. domestic state and local taxes, charges, fees, levies, imposts, duties, or other assessments of a similar nature, including, without limitation, income, alternative or add-on minimum, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, Social Security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any domestic Tax Authority (excluding any federal governmental agency of the United States), including any interest, additions to tax, or penalties applicable thereto.

1.19.        “POST-DECONSOLIDATION PERIOD” means a taxable period beginning after the Deconsolidation Date, determined separately with respect to the Consolidated Group and each Combined Group.

1.20.        “PRE-DECONSOLIDATION PERIOD” means a taxable period beginning on or after January 1, 2011 and ending on or prior to the Deconsolidation Date, determined separately with respect to the Consolidated Group and each Combined Group.

1.21.        “PRIOR TAX PERIOD” means tax periods ending on or before December 31, 2010 and Pre-deconsolidation Periods ending on or prior to the IPO Date.

1.22.        “PRO FORMA BEST GROUP COMBINED RETURNS” means a pro forma BEST Combined Return or other schedule prepared pursuant to Section 2.3 of this Agreement.

1.23.        “PRO FORMA BEST GROUP CONSOLIDATED RETURN” means a pro forma Consolidated Return prepared pursuant to Section 2.2 of this Agreement.

1.24.        “REDETERMINATION AMOUNT” means, with respect to any taxable year, the amount determined under Section 3.7 of this Agreement.

1.25.        “STRADDLE PERIOD” means a taxable period beginning on or prior to and ending after the Deconsolidation Date, determined separately with respect to the Consolidated Group and each Combined Group.

1.26.        “TAX ATTRIBUTES” means any federal or state net operating loss, net capital loss, general business credit, foreign tax credit, limitations, charitable deduction, or any other loss, credit, deduction, or tax attribute which could reduce any tax (including, without limitation, deductions, credits, alternative minimum net operating loss carry forwards related to alternative minimum taxes or additions to the basis of property).

1.27.        “TAX AUTHORITY” includes the Internal Revenue Service and any state, local, or other governmental authority responsible for the administration of any Taxes.

1.28.        “TAXES” means Federal Income Taxes and Non-Federal Taxes.

1.29.        “TAX RETURN” means any return, declaration, statement, report, schedule, certificate, form, information return or any other document (and any related or supporting information), including an amended tax return required to be supplied to, or filed with, a Tax Authority with respect to Taxes.

SECTION 2.         TAX SHARING

2.1.          BEST LIABILITY FOR FEDERAL INCOME TAXES AND NON-FEDERAL COMBINED TAXES.  With respect to each Pre-Deconsolidation and Straddle Period, except as provided below in Section 2.4, BEST shall pay to Bruker, in accordance with the procedures set forth in Section 3, an amount equal to the sum of the BEST Group Federal Income Tax Liability and the BEST Group Combined Tax Liability for such taxable year.

2.2.          BEST GROUP FEDERAL INCOME TAX LIABILITY.

(a)           IN GENERAL.  With respect to any taxable year, the BEST Group Federal Income Tax Liability shall be the sum, for such taxable year, of (1) the BEST Group’s liability for Federal Income Taxes as determined on the Pro Forma BEST Group Consolidated Return, and (2) any interest, penalties and other additions applicable to such Taxes.

(b)           PRO FORMA FEDERAL RETURN.  With respect to each taxable year, Bruker shall prepare or cause to be prepared a pro forma consolidated federal income tax return or other comparable schedules for the BEST Group (“Pro Forma BEST Group Consolidated Return”) as if (except as provided in Section 2.2(c) of this Agreement) the BEST Group was never a part of the Consolidated Group, but rather was a separate affiliated group of corporations, consisting of BEST and the BEST Affiliates, if any, of which BEST was the common parent filing a consolidated federal income tax return pursuant to Section 1501 of the Code.

(c)           OPERATING RULES.  The Pro Forma BEST Group Consolidated Return shall be prepared:

(1)          reflecting the elections, methods of accounting, and positions with respect to specific items to be made or used in the Consolidated Return;

(2)          applying the top marginal income tax rate used in the Consolidated Return;

(3)          upon a Deconsolidation, any excess loss accounts or deferred intercompany gains or loss of the BEST Group shall be taken into account; and

(4)          only taking into account Tax Attributes and other Tax items arising in Tax periods beginning on or after January 1, 2011.

(d)           TAX ATTRIBUTES.  Bruker shall have no obligation to pay the BEST Group for the use of any Tax Attributes of the BEST Group used by members of the Bruker Group except as provided in Section 2.2(c).

2.3           BEST GROUP COMBINED TAX LIABILITY

(a)           IN GENERAL.  With respect to any taxable year, the BEST Group Combined Tax Liability shall be the sum, for such taxable year, of (1) the BEST Group’s liability for Non-Federal Combined Taxes as determined on each  Pro Forma BEST Group Combined Return and (2) any interest, penalties and other additions to such taxes.

(b)           PRO FORMA COMBINED RETURN.  With respect to each taxable year, Bruker shall prepare or cause to be prepared a pro forma combined tax return or other schedule for each Combined Group of the BEST Group (“Pro Forma BEST Group Combined Returns”), determined as if the BEST Group was never a part of each of the Combined Groups, but rather was a separate group of which BEST was the common parent filing a combined tax return.

(c)           OPERATING RULES.  The Pro Forma BEST Group Combined Returns shall be prepared:

(1)          reflecting the elections, methods of accounting, and positions with respect to specific items to be made or used in the corresponding Combined Return;

(2)          applying the highest applicable tax rate without regard to any graduated rates;

(3)          upon a Deconsolidation with respect to such Combined Group, any excess loss accounts or deferred intercompany gains or loss of the BEST Group shall be taken into account;

(4)          assuming the BEST Group has nexus in all jurisdictions where the corresponding Combined Group is filing;

(5)          using the corresponding Combined Group’s apportionment factor, if any, in each state; and

(6)          only taking into account Tax Attributes and other Tax items arising in Tax periods beginning on or after January 1, 2011.

(d)           TAX ATTRIBUTES.  Bruker shall have no obligation to pay the BEST Group for the use of any Tax Attributes of the BEST Group used by members of the Bruker Group except as provided in Section 2.3(c).

2.4           DECONSOLIDATION AS A RESULT OF THE IPO.  If a Deconsolidation occurs with respect to any of the Combined Groups or the Consolidated Group solely as a result of the IPO, Bruker shall be liable for Taxes of any Pre-deconsolidation Period with respect to each such Combined Group and the Consolidated Group for which there is a Deconsolidation solely as a result of the IPO.

2.5           COMBINED RETURNS AND CONSOLIDATED RETURN IN THE YEAR OF THE IPO.  With respect to any of the Combined Groups or the Consolidated Group for which there is not a Deconsolidation as a result of the IPO, the following rules will apply.  With respect to any Pre-deconsolidation Period beginning on January 1, 2011 and ending after the date of the IPO (“IPO Date”), Bruker shall be liable for any Taxes of such Pre-deconsolidation Period up through the IPO Date.  For purposes of this Section 2.5, the amount of Taxes measured by income or receipts of the BEST Group for the period ending on the IPO Date shall be determined on an interim closing of the books as of the close of business on the IPO Date and the amount of other Taxes of the BEST Group for the period ending on the IPO Date shall be deemed to be the amount of such Tax for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the IPO Date and the denominator of which is the number of days in such period.

SECTION 3.         PAYMENT OF TAXES AND TAX SHARING AMOUNTS

3.1.          FEDERAL INCOME TAXES.  Bruker shall timely pay to the Internal Revenue Service all Federal Income Taxes, if any, of the Consolidated Group due and payable for all Pre-Deconsolidation Periods and Straddle Periods.

3.2.          NON-FEDERAL COMBINED TAXES.  Bruker shall timely pay to the appropriate Tax Authorities all Non-Federal Combined Taxes, if any, of each Combined Group due and payable for all Pre-Deconsolidation Periods and Straddle Periods.

3.3.          NON-FEDERAL SEPARATE TAXES.  BEST shall timely pay to the appropriate Tax Authorities all Non-Federal Separate Taxes, if any, of the BEST Group due and payable for all Pre-Deconsolidation Periods, Straddle Periods and Post-Deconsolidation Periods except as provided in Section 6.15.

3.4.          OTHER FEDERAL TAXES.  The parties shall each timely pay to the appropriate governmental authorities all of their respective other federal taxes (excluding Federal Income Taxes for Pre-Deconsolidation Periods and Straddle Periods, which are governed by Section 3.1 of this Agreement), if any, due and payable for all Pre-Deconsolidation Periods, Straddle Periods, and Post-Deconsolidation Periods.

3.5.          TAX SHARING INSTALLMENT PAYMENTS.

(a)           FEDERAL INCOME TAXES.  Not later than five (5) business days after each Estimated Tax Installment Date with respect to any Pre-Deconsolidation Period or Straddle Period, Bruker shall determine under Section 6655 of the Code the estimated amount of the related installment of the BEST Group Federal Income Tax Liability and shall notify BEST of such amount in writing.  BEST shall review such calculation and shall then pay to Bruker, not later than ten (10) business days after such Estimated Tax Installment Date, the amount thus determined.  In addition, the provisions of this Section 3.5(a) shall apply to any federal income tax payment made with the filing of the extension of the Consolidated Return.

(b)           NON-FEDERAL COMBINED TAXES.  Not later than five (5) business days after each Estimated Tax Installment Date with respect to any Pre-Deconsolidation Period or Straddle Period, Bruker shall determine under the state or local equivalent of Section 6655 of the Code the estimated amount of the related installment of the BEST Group Combined Tax Liability and shall notify BEST of such amount in writing. BEST shall review such calculation and shall then pay to Bruker, not later than ten (10) business days after such Estimated Tax Installment Date, the amount thus determined.  In addition, the provisions of this Section 3.5(b) shall apply to any non-federal income tax payment made with the filing of the extension of any Combined Return.

3.6.          TAX SHARING TRUE UP PAYMENTS.

(a)           FEDERAL INCOME TAXES.  Not later than ninety (90) business days after the Consolidated Return is filed with respect to any Pre-Deconsolidation Period or Straddle Period, Bruker shall deliver to BEST a Pro Forma BEST Group Consolidated Return or other comparable schedules reflecting the BEST Group Federal Income Tax Liability.  Not later than ten (10) business days after the date such pro forma return or other schedules are delivered, BEST shall review such return or other comparable schedules and shall pay to Bruker, or Bruker shall pay to BEST, as appropriate, an amount equal to the difference, if any, between the BEST Group Federal Income Tax Liability for such taxable year, as adjusted, and the aggregate amount paid by BEST with respect to such taxable year under Section 3.5(a) of this Agreement.

(b)           NON-FEDERAL COMBINED TAXES.  Not later than ninety (90) business days after a Combined Return is filed with respect to any Pre-Deconsolidation Period or Straddle Period, Bruker shall deliver to BEST Pro Forma BEST Group Combined Returns or other comparable schedules reflecting the BEST Combined Group Tax Liability.  Not later than ten (10) business days after the date such pro forma return or other schedules are delivered, BEST shall review such return or other comparable schedules and shall pay to Bruker, or Bruker shall pay to BEST, as appropriate, an amount equal to the difference, if any, between the BEST Group Combined Tax Liability for such taxable year, as adjusted, and the aggregate amount paid by BEST with respect to such taxable year under Section 3.5(b) of this Agreement.

3.7.          REDETERMINATION AMOUNTS.

(a)           IN GENERAL.  In the event of any redetermination of any item of income, gain, loss, deduction or credit of any member of the Consolidated Group or any Combined Group as a result of a Final Determination or any settlement or compromise with any Tax Authority (including any amended tax return or claim for refund filed by Bruker), BEST shall pay Bruker or Bruker shall pay BEST, as the case may be, the Redetermination Amount.

(b)           COMPUTATION.  The Redetermination Amount shall be the difference, if any, between all amounts previously determined under Section 2 of this Agreement and all amounts that would have been determined under Section 2 of this Agreement taking such redetermination into account (including any additions to tax or penalties applicable thereto), together with interest for each day calculated (1) with respect to redeterminations affecting Federal Income Taxes, at the rate determined, in the case of payment by BEST, under Section 6621(a)(2) of the Code and, in the case of payment by Bruker, under Section 6621(a)(1) of the Code, and (2) with respect to redeterminations affecting Non-Federal Combined Taxes, under similar laws, if any, of other jurisdictions.

(c)           PAYMENT.  Bruker shall deliver to BEST a schedule reflecting the computation of any Redetermination Amount with respect to any taxable year.  Not later than ten (10) days after the date such schedule is delivered, BEST shall review such schedule and shall pay Bruker, or Bruker shall pay BEST, such Redetermination Amount.

3.8.          INTEREST.  Payments under this Section 3 that are not made within the prescribed period shall thereafter bear interest at the federal short-term rate established pursuant to Section 6621 of the Code.

SECTION 4.         PROCEDURAL MATTERS

4.1.          AGENT, PREPARATION AND FILING OF RETURNS.  Until Deconsolidation, Bruker shall be the sole and exclusive agent of BEST and any member of the BEST Group in any and all matters relating to (a) Federal Income Taxes of the Consolidated Group and (b) any Non-Federal Combined Taxes for all Pre-Deconsolidation Periods and Straddle Periods.  Bruker shall have the sole and exclusive responsibility for the preparation and filing of any (a) Consolidated Return or (b) Combined Return for all Pre-Deconsolidation Periods and Straddle Periods.  In its sole discretion (but taking into account the interests of the Bruker Group and the BEST Group), Bruker shall have the exclusive right with respect to any such Consolidated Return or Combined Return (a) to determine (1) the manner in which such Tax Return shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made by any member of the Consolidated Group or any Combined Group, and (4) whether any amended tax returns should be filed, (b) to control, contest, and represent the interests of the Consolidated Group and any Combined Group in any Audit and to resolve, settle, or agree to any adjustment or deficiency proposed, asserted or assessed as a result of any Audit, (c) to file, prosecute, compromise or settle any claim for refund, and (d) to determine whether any refunds, to which the Consolidated Group or any Combined Group may be entitled, shall be paid by way of refund or credited against the tax liability of the Consolidated Group and any Combined Group.  BEST, for itself and its subsidiaries, hereby irrevocably appoints Bruker as its agent and attorney-in-fact to take such action (including the execution of documents) as Bruker may deem appropriate to effect the foregoing.  At the written request of BEST, BEST may participate, at its expense (i) in matters covered by this Section 4.1, and (ii) Bruker shall consult with BEST and consider any comments provided by BEST in the matters described in this Section 4.1.

4.2.          FURNISHING INFORMATION.  Each member of the BEST Group shall (a) furnish to Bruker in a timely manner such information and documents as Bruker may reasonably request for purposes of (1) preparing any original or amended Consolidated Return or any Combined Return, (2) contesting or defending any Audit, and (3) making any determination or computation necessary or appropriate under this Agreement, (b) cooperate in any Audit of any Consolidated Return or any Combined Return, (c) retain and provide on demand books, records, documentation or other information relating to any tax return until the later of (1) the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof) and (2) in the event any claim is made under this Agreement for which such information is relevant, until a Final Determination with respect to such claim is made, and (d) take such action as Bruker may deem appropriate in connection therewith.  Bruker shall provide the BEST Group with any assistance reasonably required in providing any information requested pursuant to this Section 4.2.

4.3.          EXPENSES.  BEST shall reimburse Bruker for its reasonable portion of third party legal and accounting expenses and any other expenses (e.g., the use of any internal Bruker resources) incurred by Bruker in the course of the planning and preparation of any tax returns, the conduct of any Audit regarding the tax liability of any Combined Group or Consolidated Group, and for any other expense incurred by Bruker in the course of any litigation relating thereto, to the extent such costs are reasonably attributable to the BEST Group and provided Bruker has conferred with BEST as to the portion of such costs relating to the BEST Group.  Notwithstanding the foregoing, Bruker shall have the sole discretion to control, contest, represent, file, prosecute, challenge or settle any Audit.

4.4           BOOKS AND RECORDS.  Bruker shall retain ownership and all rights to the BEST Group’s books, records, documentation or other information relating to any tax return relating to a Pre-Deconsolidation Period.

SECTION 5.         DECONSOLIDATION

5.1.          CONTINUING COVENANTS.  BEST, for itself and the BEST Affiliates, covenants that on or after a Deconsolidation it will not, nor will it cause or permit any member of the BEST Group to, make or change any tax election, change any accounting method, amend any tax return or take any tax position on any tax return, take any action, omit to take any action or enter into any transaction that results in any increased tax liability or reduction of any Tax Attributes of the

BEST Group in respect of any Pre-Deconsolidation Period or Straddle Period.  BEST, for itself and the BEST Affiliates, further covenants that no Tax Attributes shall be carried back to a Pre-Deconsolidation Period from a Post-Consolidation Period without the written consent of Bruker.

SECTION 6.         MISCELLANEOUS

6.1.          RIGHTS AND OBLIGATIONS.  All rights and obligations arising under this Agreement shall remain in effect and survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

6.2.          ALLOCATIONS.  All computations with respect to any Pre-Deconsolidation Period ending on a Deconsolidation Date, the immediately following taxable period of BEST and the BEST Group and any Straddle Period shall be made by Bruker, taking into account such elections thereunder as Bruker, in its sole discretion; provided, however, for any Straddle Period a closing of the books shall be utilized to determine the respective parties’ Tax liability.

6.3.          CHANGES IN LAW.  Any reference to a provision of the Code or a similar law of another jurisdiction shall include a reference to any successor provision to such provision.

6.4.          CONFIDENTIALITY.  Each party shall hold and cause its advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 6.4.  Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

6.5.          SUCCESSORS.  This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including any successor of Bruker and BEST succeeding to the Tax Attributes of such party under Section 381 of the Code), to the same extent as if such successor had been an original party.

6.6.          AUTHORIZATION, ETC.  Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

6.7.          ENTIRE AGREEMENT.  This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements.

6.8.          SECTION CAPTIONS.  Section captions used in this Agreement are for convenience and reference only and shall not affect the construction of this Agreement.

6.9.          GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to laws and principles relating to conflicts of law.

6.10.        COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

6.11.        WAIVERS AND AMENDMENTS.  This Agreement shall not be waived, amended or otherwise modified except in writing, duly executed by all of the parties hereto.

6.12.        SEVERABILITY.  In case any one or more of the provisions in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

6.13.        NO THIRD-PARTY BENEFICIARIES.  This Agreement is solely for the benefit of the parties to this Agreement and the other members of the Consolidated Group and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other rights in excess of those existing without this Agreement.

6.14.        TAXES OF FOREIGN JURISDICTIONS.  This Agreement shall not govern the allocation or sharing of Taxes of any foreign jurisdictions outside the U.S.

6.15         PRIOR TAX PERIODS.  BEST shall have no obligation to Bruker for the payment of Taxes due in a Prior Tax Period.  Any Tax refunds or benefits from the Tax Attributes used in a Prior Tax Period of the BEST Group shall belong to and be remitted to Bruker.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

BRUKER CORPORATION

By:
Name:
Title:

BRUKER ENERGY & SUPERCON TECHNOLOGIES, INC.

By:
Name:
Title:

[SIGNATURES OF BEST AFFILIATES]